EXHIBIT 1
                            JOINT FILING AGREEMENT


In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, $0.0001 par value per share, of Adicet Bio, Inc., and further agree that this Joint Filing Agreement be filed as an Exhibit to such joint filing.

The undersigned disclose that the shares reported in this filing are held in joint brokerage accounts or separate individual/retirement accounts, constituting a group for beneficial ownership reporting purposes.

Each of the undersigned specifies that they are responsible for the timely filing of such statement and amendments, and for the completeness and accuracy of the information concerning themselves contained therein.

Dated: October 23, 2026


/s/ Daniel Clayton Zedek
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Daniel Clayton Zedek


/s/ Lauren Marie Zedek
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Lauren Marie Zedek